Exhibit 99.1

22nd Century Group Files Second Quarter 2015 Financial Results

And Announces Conference Call to Provide Business Update

August 4, 2015

CLARENCE, N.Y.--(BUSINESS WIRE)--22nd Century Group, Inc. (NYSE MKT: XXII) announced today that the Company filed its second quarter 2015 report on Form 10-Q with the U.S. Securities and Exchange Commission and will provide a business update for investors on a conference call to be held Wednesday, August 5th, at 10:00 AM (EasternTime).

Henry Sicignano III, President and Chief Executive Officer of 22nd Century Group, together with John T. Brodfuehrer, Chief Financial Officer, will conduct the call. Interested parties are invited to participate in the call by dialing: 800-289-0544 and using Conference ID 8262329.

The conference call will consist of an overview of the financials presented in the Company's second quarter 2015 Form 10-Q and a discussion of business highlights and updates. Immediately thereafter, there will be a question and answer segment open to all callers.

While still not at full production capacity, in the second quarter of 2015 the Company continued to grow revenues substantially through sales of RED SUN premium cigarettes, contract manufacturing of a third-party MSA cigarette brand, and continued contract manufacturing of filtered cigars. The Company also recorded initial sales of its proprietary “0.0mg nicotine” cigarette, MAGIC, in Europe during the second quarter. Revenues during the second quarter of 2015, in the amount of $2,307,000, exceeded previously announced revenue expectations of $1,500,000 and were dramatically higher than revenues of $529,000 for the entire year of 2014. The Company reported a net loss for the three months ended June 30, 2015 of approximately $1.3 million (with approximately $484,000 of such amount consisting of net non-cash expenses, and income of $1,000,000 from a non-recurring litigation settlement).

Going forward, the Company continues to expect to generate more than $5 million in revenue for the year.

Business Highlights and Updates

•	We successfully obtained approval from all 50 states to sell our RED SUN super-premium cigarette brand across the country. Subsequently, through tradeshows, distributor and retail partnerships, and targeted consumer marketing efforts, we have continued to introduce and to grow our RED SUN brand in select markets across the United States. Earlier this summer, 22nd Century added a significant consumer-oriented component to our RED SUN advertising efforts. In a campaign designed to convert premium-brand smokers to RED SUN, we began employing information-based consumer advertising to increase awareness of both RED SUN and 22nd Century Group more broadly. Notably, the RED SUN Brand Ambassador Program enables Company representatives to work closely with owners and managers of independent smoke shops and tobacconists to offer special in-store RED SUN gift certificates to smokers of competitive brands in opinion leading markets across the United States.

•	We successfully launched MAGIC, the world’s only “0.0mg nicotine” tobacco cigarette brand, in more than 900 state-licensed retail shops in Spain in April 2015. In June, with pre-orders in hand for 150 tobacconists in the UK, the Company intended to begin distribution of MAGIC cigarettes across England, Wales, and Scotland. However, due to a required change in consumer warning labels on the packs, this introduction was postponed until the fall. Accordingly, this fall the Company intends to launch Magic 0 and Magic 2 brand cigarettes in the UK, the Netherlands, Italy, and France. We also continue to explore possibilities of launching MAGIC in other areas of Europe and in Asia.

•	Aiming to become the first company in the world authorized by the FDA to market a reduced exposure combustible cigarette, this quarter we dramatically increased work on our submissions to the FDA for our modified risk cigarettes in development. We trademarked a new brand to be included in FDA submissions, designed proposed packaging and consumer advertisements, began focus group testing, and engaged researchers to conduct modeling required for our application to the FDA. We now intend to submit to the FDA in the fall of 2015 a completed application for our proprietary BRAND A very low nicotine tobacco cigarettes. If sufficient funds are secured for additional exposure studies, we intend to submit in 2016 an application to the FDA for our BRAND B modified risk cigarettes in development. Compared to all other cigarettes – made by any other tobacco company – we believe BRAND B has the world’s lowest-tar-to-nicotine ratio.

•	Through the granting of new patents and the filing of new patent applications, we dramatically increased our intellectual property portfolio this quarter. 22nd Century currently owns or exclusively controls more than 185 issued patents and more than an additional 54 pending patent applications around the world. We believe the true value of our Company – based solely on our extensive intellectual property portfolio and not even considering the considerable value of the many other parts of our business – is substantially greater than the value implied by our current share price.

•	We continue to move forward in our efforts with respect to (i) contracting with a joint venture partner to fund a Phase III clinical trial for X-22, our smoking cessation product in development, and (ii) potential joint ventures and other business opportunities in Asia for our unique tobaccos and finished cigarettes. The Company remains optimistic that it will be able to announce one or more business contracts with Asian partners in 2015.

•	We continued to increase the base of third-party cigarette and filtered cigar contract manufacturing business at our NASCO manufacturing facility in Mocksville, North Carolina. Even as we have realized significant early success in these efforts, our factory has substantial manufacturing capacity above current production requirements. Going forward, we intend to use this excess capacity to take on new manufacturing contracts that will generate additional revenue for the Company while also strengthening our relationships in the industry.

Second Quarter 2015 Financial Summary

For the three and six months ended June 30, 2015, net revenues were $2,307,000 and $2,923,000, respectively, as compared to $16,000 and $464,000 for the three and six months ended June 30, 2014, respectively. As discussed above, revenues for the three and six months ended June 30, 2015 were generated from the sales of various cigarette and filtered cigar products manufactured at the Company’s factory and from sales of MAGIC cigarettes in Europe. The sales for the three months ended June 30, 2014 in the amount of $16,000 were derived from the production of filtered cigars, and the remainder of the revenue during the six months ended June 30, 2014 was generated from the sale of SPECTRUM research cigarettes.

For the three and six months ended June 30, 2015, the Company reported operating losses of $2.35 million and $6.47 million, respectively, as compared to operating losses of $2.04 million and $3.23 million, respectively, for the three and six months ended June 30, 2014.

The Company’s net loss for the three months ended June 30, 2015 was $1.29 million or ($0.02) per share and $5.41 million or ($0.08) per share for the six months ended June 30, 2015, as compared to a net loss of $1.97 million or ($0.03) per share for the three months ended June 30, 2014 and $7.28 million or ($0.13) per share for the six months ended June 30, 2014. The Company’s losses decreased $0.68 million and $1.87 million, respectively, for the three and six months ended June 30, 2015, as compared to the three and six months ended June 30, 2014. The decrease in the net loss for the three months ended June 30, 2015 was primarily due to other income of $1,000,000 from the litigation settlement offset by a decrease in gross loss of approximately $296,000. The decrease in the net loss for the six months ended June 30, 2015 was primarily a result of a decrease in the warrant liability gain (loss) - net of approximately $4,165,000 and the other income of $1,000,000 from the litigation settlement, offset by a decrease in gross loss of approximately $583,000 and an increase in operating expenses of approximately $2,658,000 (approximately $1,805,000 of this increase in operating expenses was the result of a non-cash increase in stock based compensation expense).

Adjusted EBITDA (as described in the paragraph and tables below) for the three months ended June 30, 2015 was a negative $1.8 million or ($0.03) per share and a negative $3.29 million or ($0.05) per share for the six months ended June 30, 2015, as compared to Adjusted EBITDA of negative $0.85 million or ($0.01) per share for the three months ended June 30, 2014 and negative $2.04 million or ($0.04) per share for the six months ended June 30, 2014.

Below are tables containing information relating to the Company’s Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Three Months Ended June 30,
	2015	2014	% Change

Net loss	$(1,288,703)	$(1,965,815)	-34%
Adjustments:
Warrant liability gain - net	(112,620)	(74,117)	52%
Amortization and depreciation	188,332	124,344	51%
Loss on equity investment	40,834	-	100%
Interest expense	13,753	1,769	677%
Stock based compensation	357,658	1,068,746	-67%
Settlement proceeds	(1,000,000)	-	100%

Adjusted EBITDA	$(1,800,746)	$(845,073)	-113%

	Six Months Ended June 30,
	2015	2014	% Change

Net loss	$(5,405,442)	$(7,280,943)	-26%
Adjustments:
Warrant liability (gain) loss - net	(171,833)	3,993,153	-104%
Warrant amendment inducement expense	-	144,548	-100%
Amortization and depreciation	373,729	195,613	91%
Loss on equity investment	91,815	-	100%
Interest expense	19,261	3,518	447%
Stock based compensation	2,798,863	994,049	182%
Settlement proceeds	(1,000,000)	-	100%
Gain on the sale of machinery and equipment	-	(85,621)	-100%

Adjusted EBITDA	$(3,293,607)	$(2,035,683)	62%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net loss for certain non-cash and non-operating income and expense items listed in the tables above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating loss, net loss and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants through genetic engineering and plant breeding. The Company’s mission is to reduce the harm caused by smoking. 22nd Century currently owns or exclusively controls more than 185 issued patents and more than an additional 54 pending patent applications around the world. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contacts

Investor Relations:

IRTH Communications

Andrew Haag, 866-976-4784

xxii@irthcommunications.com

or

Redington, Inc.

Tom Redington, 203-222-7399